Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Executive Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS RESULTS OF OPERATIONS FOR THE THIRD QUARTER 2015

Midlothian, Virginia, November 2, 2015. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), today reported third quarter 2015 net income of $471,000 and net income available to common shareholders, which deducts from net income the dividends and discount accretion on its preferred stock, of $301,000, or $0.21 per fully diluted common share. For the nine months ended September 30, 2015 the Company had net income of $550,000 and net income available to common shareholders of $6,669,000, or $6.14 per fully diluted share. The net income available to common shareholders for the nine months ended September 30, 2015 was positively impacted by the forgiveness of principal and dividends on preferred stock amounting to $6,619,000 associated with the previously announced rights offering to shareholders and concurrent standby offering completed in March 2015.

Comparative summary operating results is presented following (dollars in thousands except per share data):

				Year to Date
	Q3 2015	Q2 2015	Q3 2014	2015	2014
Net interest income after
provision for loan losses	$3,242	$3,141	$3,408	$9,422	$9,774
Noninterest income	$2,870	$2,736	$2,190	$7,776	$6,185
Noninterest expense	$5,641	$5,793	$5,464	$16,648	$16,660
Net income (loss)	$471	$84	$134	$550	$(701)
Net income (loss) available
to common shareholders	$301	$(83)	$(411)	$6,669	$(1,763)
Fully diluted EPS	$0.21	$(0.06)	$(1.23)	$6.14	$(5.28)
Return on average assets	0.28%	(0.08)%	(0.37)%	2.08%	(0.53)%
Return on average equity	4.84%	(1.32)%	(34.99)%	47.82%	(54.56)%
Net interest margin	3.45%	3.34%	3.46%	3.38%	3.44%

Third quarter results were impacted by the following factors:

•	Net interest income increased by $101,000, or 3%, from the second quarter of 2015, and decreased by $166,000, or 5%, from the third quarter of 2014. The increase from the second quarter to the third quarter of 2015 is attributable to the acquisition of a $15 million federally guaranteed student loan portfolio in June 2015 that increased interest income by $79,000. The decrease from the third quarter of 2014 is attributable to declines in commercial loans ($8.1 million) and securities ($15.9 million) as well as declines in yields of 58 basis points and 57 basis points, respectively.
•	There was no provision for loan losses in the third and second quarters of 2015 or in the third quarter of 2014.
•	Noninterest expenses excluding expenses related to foreclosed assets declined by $321,000, or 5%, from the second quarter of 2015, and increased by $590,000, or 12%, from the third quarter of 2014.
•	Expenses related to foreclosed assets for the third quarter of 2015 amounted to a net gain of $49,000, a decrease of $169,000 from the second quarter of 2015 when we had a net gain of $218,000, and an improvement of $413,000 from the third quarter of 2014 expense of $364,000.

•	Village Bank Mortgage Corporation recorded pretax income of $371,000 for the third quarter. This represented a decline of $52,000 from the pretax income experienced in the second quarter of 2015 and an improvement of $235,000 from the pretax income recorded in the third quarter of 2014. Overall, the mortgage lending market has improved in 2015 compared to 2014, resulting in an increase in pretax earnings year over year of $1,156,000. Year to date 2015, the mortgage company recorded $1,016,000 in pretax income.

Asset Quality

•	Continued improvement in asset quality during the third quarter of 2015 (in thousands):

Quarter ending	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Classified Assets	$18,600	$21,661	$26,403	$30,684	$36,779
Nonperforming Assets ("NPAs")	12,507	14,375	19,369	20,116	23,550
Net Charge-offs (Recoveries)	71	277	(115)	(71)	23
OREO Expense (net gain)	(49)	(218)	132	194	364

•	NPAs (nonaccrual loans and foreclosed real estate) were reduced by $7.6 million, or 38%, during the first nine months of 2015, and year over year by $11.0 million, or 47%.
•	Classified Assets, a broader measure of problem assets, declined by $12.1 million, or 39%, during the first nine months of 2015, and year over year by $18.2 million, or 49%.

Earnings

Earnings have improved in 2015 with net income for the nine months ended 2015 amounting to $550,000 compared to a net loss of $701,000 for the same period in 2014. This improvement of $1,251,000 is primarily a result of the following factors (in thousands):

	Nine Months Ended		Increase
	September 30,		(Decrease)
	2015	2014	Net Income
Net interest income after
provision for loan losses	$9,422	$9,774	$(352)
Net income from mortgage
operations	1,016	(140)	1,156
Write down of Watkins Centre
building held for sale	(675)	-	(675)
Expenses related to foreclosed
assets, net	(135)	1,051	1,186

			$1,315

•	The decline in net interest income is a result of a decline in interest income of $995,000 offset by a decline in interest expense of $543,000.
o	Compared to the first nine months of 2014, average interest-earning assets for the same period in 2015 decreased by $6,099,000, or 1.6%. The decrease in interest-earning assets was due primarily to the decrease in available for sale securities of $19,852,000 and federal funds sold of $8,255,000 offset by an increase in portfolio loans of $18,773,000.

o	Average interest-bearing liabilities for the first nine months of 2015 decreased by $36,819,000, or 10%, compared to the same period of 2014. The decrease in interest-bearing liabilities was primarily due to declines in average deposits of $29,533,000. The average cost of interest-bearing liabilities decreased to 0.92% for the nine months ended September 30, 2015 compared to 1.08% for the same period in 2014 as a result of management’s efforts to increase low cost demand deposits while reducing dependency on higher cost time deposits. The continuing low interest rates have allowed us to reduce our costs of funds as time deposits and borrowings mature.
•	Overall, the mortgage lending market has improved in 2015 compared to 2014 resulting in the significant improvement in net income from mortgage operations. For the first nine months of 2015, the mortgage company has sold $166,176,000 in mortgage loans resulting in gains on sale of $4,797,000, compared to $128,465,000 and $3,453,000, respectively, for the same period in 2014.
•	The second quarter write down of the Watkins Centre building was a result of our quarterly review of the net realizable value of this held for sale asset. The write down was primarily due to increases in estimated costs of tenant improvements.
•	As the real estate market has improved in 2015, we have experienced an improvement in the impact of foreclosed properties on our profitability. Write downs of foreclosed property amounted to $290,000 for the first nine months of 2015 compared to $750,000 for the same period in 2014. Gains on sale of foreclosed property increased to $666,000 in 2015 compared to $199,000 in 2014. Additionally, expenses related to foreclosed property declined to $241,000 in 2015 from $500,000 in 2014. As we have reduced our nonperforming assets, we expect the negative impact of foreclosed assets on our profitability to continue to decline.

Capital

With the successful capital raise completed in March of this year as previously disclosed, as well as the profitability in 2015, the capital of the Company and the Bank have improved in 2015. The Company meets eligibility criteria of a small bank holding company in accordance with the Federal Reserve Board’s Small Bank Holding Company Policy Statement issued in February 2015, and is no longer obligated to report consolidated regulatory capital. The Bank continues to be subject to various capital requirements administered by banking agencies.

The Bank’s capital ratios at the indicated dates along with the capital ratios required by the Bank’s agreement with its regulators were as follows:

	Actual		Regulatory
	9/30/2015	12/31/2014	Agreement

Tier 1 leverage ratio	8.93%	7.18%	8.00%

Total risk-based capital ratio	13.82%	12.08%	11.00%

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has eleven branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities; (2) changes in assumptions underlying the establishment of allowances for loan losses, and other estimates; (3) legislative and regulatory changes, including the Dodd-Frank Act Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (4) competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources; (5) the inability of the Company and the Bank to comply with the requirements of agreements with and orders from its regulators; (6) the inability to reduce nonperforming assets consisting of nonaccrual loans and foreclosed real estate; and (7) changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, soundness of other financial institutions we do business with. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site at www.sec.gov.

Financial Highlights

(Dollars in thousands, except per share amounts)

	September 30,	December 31,
	2015	2014
	(Unaudited)
Balance Sheet Data
Total assets	$423,650	$434,004
Investment securities	39,595	39,542
Loans held for sale	12,770	9,914
Loans, net	295,543	281,139
Deposits	369,039	378,860
Borrowings	15,102	26,066
Stockholders' equity	30,656	19,058
Book value per share	$17.59	$12.32
Total shares outstanding	1,417,920	350,622

Asset Quality Ratios
Allowance for loan losses to:
Loans, net of deferred fees and costs	1.83%	2.00%
Nonaccrual loans	122.43%	76.62%
Nonperforming assets to total assets	2.95%	4.63%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Selected Operating Data
Interest income	$3,945	$4,137	$11,606	$12,601
Interest expense	703	729	2,184	2,727
Net interest income before
provision for loan losses	3,242	3,408	9,422	9,874
Provision for loan losses	-	-	-	100
Noninterest income	2,870	2,190	7,776	6,185
Noninterest expense	5,641	5,464	16,648	16,660
Income tax expense (benefit)	-	-	-	-
Net income (loss)	471	134	550	(701)
Net income (loss) available to
common shareholders	301	(411)	6,669	(1,763)
Income (loss) per share
Basic	$0.21	$(1.23)	$6.17	$(5.28)
Diluted	$0.21	$(1.23)	$6.14	$(5.28)

Performance Ratios
Return on average assets	0.28%	(0.37)%	2.08%	(0.53)%
Return on average equity	4.84%	(34.99)%	47.82%	(54.56)%
Net interest margin	3.45%	3.46%	3.38%	3.44%
Efficiency	92.29%	97.61%	96.80%	103.74%
Efficiency (excluding expenses
related to foreclosed assets)	93.10%	91.10%	97.59%	97.20%

# # # # # #